Exhibit 3.30

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

COTTONWOOD GENERATING PARTNERS II LLC

dated as of

March 24, 2000

TABLE OF CONTENTS, cont’d

iii

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

COTTONWOOD GENERATING PARTNERS II LLC

COTTONWOOD DEVELOPMENT LLC, the sole member of COTTONWOOD GENERATING PARTNERS II LLC (the “Company”), hereby executes and delivers this Limited Liability Company Agreement (“Agreement”) as of March 24, 2000. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.8.

ARTICLE 1

GENERAL TERMS

1.1               Limited Liability Company and Disregarded for Tax Purposes. The Company has been formed as a limited liability company under the LLC Act for the purposes, and subject to the other provisions, set forth herein. The Company shall be disregarded as an entity separate from the Member solely for federal and state tax purposes to the maximum extent permitted by law.

1.2               Filing of Certificate. The Member caused a certificate of formation (the “Certificate”) to be executed and filed with the office of the Delaware Secretary of State in accordance with the LLC Act on March 3, 2000.

1.3               Name. The name of the Company shall be COTTONWOOD GENERATING PARTNERS II LLC.

1.4               Registered Agent and Office. The Company shall maintain within the State of Delaware a registered agent for service of process on the Company and a registered office in accordance with the provisions of LLC Act.

1.5               Term. The term of the Company began on the date of filing of the Certificate with the Secretary of State of the State of Delaware (the “Formation Date”), and shall continue in perpetuity, unless the Company is earlier dissolved in accordance with the provisions of Article 5.

1.6               Purpose. The purpose of the Company is to engage in the business (the “Business”) of identifying, developing, acquiring, owning, financing and operating electric power generation and associated facilities and operations within the United States and Canada and to engage in any other activities related or incidental thereto or in anticipation thereof other than (a) nuclear-powered generation facilities; (b) hydroelectric generation facilities; (c) small, modular and dispersed energy systems of 50 MW or less; (d) pipeline development and (e) non-asset-based gas and power marketing and trading. The Board may expand or limit the scope of the Business, as it deems necessary or appropriate from time to time.

1.7               Filings. The Board shall cause to be filed all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Delaware and other applicable jurisdictions as the Board may from time to time deem necessary or advisable for the operation of the Company.

1.8               Definitions and Interpretation.

(a)           Definitions. Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below.

“Affiliate” means, when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, partnership interests or other equity interests, or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement, and includes all schedules hereto.

“Board” has the meaning set forth in Section 3.1.

“Certificate” has the meaning set forth in Section 1.2.

“Company” has the meaning set forth in the preamble to this Agreement.

“Director” has the meaning set forth in Section 3.1.

“Formation Date” has the meaning set forth in Section 1.5.

“GAAP” means U.S. generally accepted accounting principles.

“Indemnitee” has the meaning set forth in Section 3.5(b).

“Interest” means the entire legal and equitable ownership interest of a Member in the Company at any particular time.

“Liquidator” has the meaning set forth in Section 5.2(b).

“LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time; provided, however, that if any amendment to the LLC Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the LLC Act as so amended or by such succeeding or successor law, as the case may be, the term “LLC Act” shall refer to the LLC Act as so amended or to such succeeding or successor law only after the appropriate election by the Board with the Consent of the Members.

“Member” means COTTONWOOD DEVELOPMENT LLC and any other Person admitted as a member of the Company pursuant to this Agreement, so long as COTTONWOOD DEVELOPMENT LLC or such Person, as the case may be, has not ceased to be a member of the Company hereunder.

“Officers” has the meaning set forth in Section 3.4(a).

“Person” means any individual, partnership, corporation, association, business trust, limited liability company, or other entity.

“Transfer” means any sale, assignment, conveyance, encumbrance, mortgage or pledge by a Member of all or any portion of its Interest, whether occurring voluntarily or by operation of law.

“U.S.” means the United States of America.

(b)           Interpretation. Reference to a given Section or Schedule is a reference to a Section or Schedule of this Agreement, unless otherwise specified. The terms “hereof,” “herein,” “hereto,” “hereunder” and “herewith” refer to this Agreement as a whole. Except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) reference to a given agreement, instrument, statute or regulation is a reference to that agreement, instrument, statute or regulation as modified, amended, supplemented and restated from time to time, and, as to a statute or regulation, any successor statute or regulation, (ii) accounting terms have the meanings given to them by GAAP applied on a consistent basis by the accounting entity to which they refer,

(iii) references to “dollars” or “$” shall mean the lawful currency of the U.S., (iv) reference to a Person includes its successors and permitted assigns, (v) references to any term in this Agreement when used in the singular shall have the same meanings when used in the plural and vice versa, (vi) the masculine shall include the feminine and neuter, and vice versa, and (vii) “includes” or “including” means “including, for example and without limitation.”

ARTICLE 2

ECONOMIC PROVISIONS

2.1               Contributions. The Member shall make capital contributions to the Company as and when required by the Board, but only with the consent of the Member. Except as set forth in the immediately preceding sentence, the Member shall not be required to make any capital contribution to the Company, whether on liquidation of the Company or otherwise.

2.2               Loans. The Member shall not be required to lend any money to or for the benefit of the Company without the Member’s consent.

2.3               Allocation of Profits and Losses. For each fiscal year of the Company, each item of income, gain, deduction and credit of the Company shall be allocated entirely to the Member, and treated, solely for tax purposes, as though earned directly by the Member.

2.4               Distributions. All distributions of cash or property by the Company shall be made entirely to the Member at such times as the Board determines in its sole discretion.

2.5               Fiscal Year. Unless otherwise determined by the Board, the fiscal year of the Company shall be the calendar year.

ARTICLE 3

MANAGEMENT

3.1               Generally. The Company shall have a board of directors (the “Board”), comprised of one member (“Director”), who shall be appointed by Member . The overall management of the Company shall be vested exclusively in the Board. Except as provided in Section 3.3 or as otherwise provided in this Agreement, the Member hereby specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the LLC Act.

3.2               Composition of Board; Meetings and Approval Requirements.

(a)           Election and Removal of Directors. Upon election by the Member, the Director shall hold office until his or her death, disability, resignation or removal at any time at the pleasure of the Member. If a vacancy occurs on the Board, the Member shall, as soon as practicable after the occurrence of such vacancy, elect a successor so that the Board remains fully constituted at all times.

(b)           Director Approval. Any action required or permitted to be taken by the Board may be taken by the sole Director without a meeting, without prior notice and without a vote so long as a consent or consents in writing, setting forth the action so taken, is signed by the sole Director. Such consents shall be filed with the minutes of the proceedings of the Board.

3.3               Matters Requiring Member Approval. In addition to any other approval required by applicable law, this Agreement, or any other written agreement of the Members, and notwithstanding the provisions of Section 3.1, the following matters shall require the approval of the Member:

(a)           the making of any capital contributions to the Company;

(b)           amendment of this Agreement; and

(c)           dissolution of the Company pursuant to Section 5.1 (b).

3.4               Officers. From time to time, the Board shall appoint such officers (“Officers”), including a secretary (the “Secretary”), with such authority as the Board deems necessary or advisable in connection with the affairs of the Company. The Officers shall manage the day-to-day affairs of the Company and shall perform such other duties as may be delegated to them by the Board from time to time. The Board shall have the right to remove any Officer at any time with or without cause.

3.5               Liability and Indemnification.

(a)           Exculpation of Directors. The Director shall not be liable, responsible or accountable in damages or otherwise to the Company or any of the

Members for any act or omission performed or omitted (i) in good faith on behalf of the Company, (ii) in a manner reasonably believed by such Director to be within the scope of the authority granted to him or her by this Agreement, and (iii) in a manner not constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty.

(b)           Indemnification of Member and Director by the Company. The Company shall, solely from assets of the Company and without recourse to the Member, indemnify, defend and hold harmless the Member and the Director (each, an “Indemnitee”), for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, reasonable attorneys’ fees and costs of investigation and defense relating to the Company) that such party may incur by reason of being an Indemnitee (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this Agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the Indemnitee in bad faith or in a manner constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty. Expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to indemnification may be advanced by the Company prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of such Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to indemnification and (ii) a reasonable determination that such Indemnitee is able to repay such amounts under such circumstances, including the provision of such security or assurance of repayment as reasonably may be requested by the Board.

ARTICLE 4

THE MEMBERS

4.1               Register of Members. The Board shall cause the Secretary to prepare and maintain a register of the Members of the Company, which shall be kept with the official records of the Company at the principal place of business of the Company. The register shall record the name and mailing address of each Member, the date such Person became a Member, and the percentage of the Interests held by such Member. The initial register shall be in the form attached hereto as Schedule 1. The Secretary shall enter into the register any Person who has become a Member in accordance with the provisions of Section 4.2.

4.2               Admission of New Members. A new Member may be admitted to the Company at the sole discretion of the Member.

ARTICLE 5

DISSOLUTION AND TERMINATION

5.1               Events of Dissolution. The Company shall be dissolved upon the first to occur of the following:

(a)           the written consent of the Member to dissolve the Company, but only on the effective date of dissolution specified by the Member in such writing at the time of such approval;

(b)           entry of a decree of judicial dissolution under the LLC Act; or

(c)           any other event that causes a dissolution of the Company because the LLC Act mandates dissolution upon the occurrence of such other event.

5.2               Procedures Upon Dissolution.

(a)           General. If the Company dissolves, it shall commence winding up pursuant to the appropriate provisions of the LLC Act and the procedures set forth in this Section 5.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company shall continue to be governed by this Agreement.

(b)           Control of Winding Up. The winding up of the Company shall be conducted under the direction of the Board (the Board in such capacity hereinafter referred to as the “Liquidator”); provided, however, that if the dissolution is caused by entry of a decree of judicial dissolution pursuant to Section 5.1(d), the winding up shall be carried out in accordance with such decree.

(c)           Manner of Winding Up. The Company shall engage in no further business following dissolution other than that necessary for the orderly winding up of the business and distribution of assets. The maintenance of offices shall not be deemed a continuation of the business for purposes of this Section 5.2(c). Upon dissolution of the Company, the Liquidator shall determine the time, manner and terms of any sale or sales of Company property pursuant to such winding up, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Upon completion of winding up of the

Company, the Liquidator shall cause to be filed a certificate of cancellation in accordance with the LLC Act.

(d)           Application of Assets. In the case of a dissolution of the Company, the Company’s assets shall be applied as follows:

(i)            Creditors. First, to payment of the liabilities of the Company owing to third parties (including Affiliates of the Member) and to the Member. After payment of any such known liabilities, the Liquidator shall set up such reserves as are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves may be paid over by the Liquidator to an escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Member or its assigns in the manner set forth in Section 5.2(d)(ii) below.

(ii)           Member. Second, to the Member.

5.3               Termination of Company. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company’s affairs shall terminate and the Liquidator shall cause to be executed and filed an appropriate certificate, if required, to such effect in the proper governmental office or offices, as well as any and all other documents required to effectuate the termination of the Company.

5.4               Continuation of Company. Notwithstanding anything to the contrary set forth in this Agreement, the Company (a) shall not dissolve upon the bankruptcy, dissolution or dissociation of the Member and (b) shall continue to exist even with no remaining members.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1               Amendment. Except as otherwise provided herein, any amendment to this Agreement must be in writing and approved by the Member.

6.2               Notices. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier, telegram or certified mail (return receipt requested), to the other parties at the addresses set forth below:

(a)                     If to Cottonwood Development LLC, to it at:
1301 McKinney Street

Suite 500

Houston, TX 77010

Attention: General Counsel

(b)                    if to the Company, to it at:
1301 McKinney Street
Suite 500

Houston, TX 77010

Attention: General Counsel
with a copy to:

InterGen Energy, Inc.

One Bowdoin Sq.

Boston, MA 02114

Attention: General Counsel

Each party may change the place to which notice shall be sent or delivered or specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (i) if sent by hand, overnight courier or telegram, the date when duly delivered at the address of the recipient; (ii) if sent by certified mail, the date of the return receipt; or (iii) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient’s telecopy number.

6.3               Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

6.4               Binding Effect. This Agreement shall be binding on all successors and assigns of the Member and inure to the benefit of the respective successors and permitted assigns of the Member, except to the extent of any express contrary provision in this Agreement.

6.5               Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated by reason of such holding.

6.6               Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

6.7               No Rights in Third Parties. The provisions of this Agreement are for the exclusive benefit of the Member and its successors and permitted assigns. This Agreement is not intended to benefit or create rights in any other Person (including any governmental Person), including (a) the Company, (b) any Person (including any governmental Person) to whom any debts, liabilities or obligations are owed by the Company, or any Member or (c) any liquidator, trustee or creditor acting on behalf of the Company. No such creditor or any other Person (including any governmental Person) shall have any rights under this Agreement, including rights with respect to enforcing the payment of capital contributions, unless specifically set forth herein or therein.

6.8               No Title to Company Property. All property owned by the Company, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest or title in such property except indirectly through such Member’s ownership of Interests.

6.9               Persons Not Named. Unless named in this Agreement, or unless admitted to the Company as a member by consent of the Member, no Person shall be considered a Member. The Company and the Member need deal only with Persons so named or admitted as Members; provided, however, that any distribution by the Company to the Person shown on the Company records as a Member or its legal representative or the assignee of the right to receive Company distributions as herein provided, shall relieve the Company and the Member of all liability to any other Person who may be interested in such distribution by reason of any other assignment by the Member, bankruptcy of the Member or any other reason.

IN WITNESS WHEREOF, COTTONWOOD DEVELOPMENT LLC , by its duly authorized officer has executed this Limited Liability Operating Agreement as of the date first above-written.

COTTONWOOD DEVELOPMENT LLC

By:	/s/ Carlos A. Riva
Name:	Carlos A. Riva
Title:	Director

Annex A to Limited

Liability Company Operating Agreement

REGISTER OF MEMBERS
COTTONWOOD DEVELOPMENT LLC

Name and Mailing	Date Admitted	Percentage of
Address of Member	as Member	Interests Held

Cottonwood Development LLC 1301 McKinney Street Suite 500 Houston, TX 77010	, 2000	100%

Cottonwood Generating Partners II LLC

RESOLUTION IN WRITING

The undersigned, being the sole Director of Cottonwood Generating Partners II LLC, a limited liability company organized under the laws of Delaware (the “Company”), acting in accordance with the limited liability company operating agreement of the Company and the provisions of the Delaware Limited Liability Company Act, does hereby consent to the adoption of the following resolutions by unanimous written consent and to the taking of the actions described herein.

WHEREAS, Cottonwood Development LLC (“Cottonwood”) directly owns 100% of the membership interests in the Company; and

WHEREAS, the Company wishes to call for Cottonwood, as the sole member of the Company, to make capital contributions to the Company in the amount of $124,066,406.00, comprised of an intercompany receivable owed to Cottonwood from Cottonwood Energy Company LP (the “Contributions”).

NOW, THEREFORE, BE IT RESOLVED, that it is in the Company’s best commercial interests for Cottonwood to make the Contributions to the Company and that the Company should approve such Contributions;

FURTHER RESOLVED, that the Company, and any director or officer (each, an “Authorized Signatory”) on its behalf, be, and it hereby is, singly authorized and empowered to do and perform all such acts and things, and to sign all such documents (under hand or seal or as deeds as required) and certificates, perform or direct necessary filings, and take all such other steps as may be necessary or advisable or convenient or proper in the judgment of any such Authorized Signatory to carry out the intent of these resolutions and consummate the transactions contemplated thereby, the approval of any such document, certificate or filing to be conclusively evidenced by the execution thereof by any such Authorized Signatory; and

FURTHER RESOLVED, that any and all action heretofore taken by the Company, or any Authorized Signatory on behalf of the Company, with respect to the matters referred to in the foregoing resolutions be, and the same hereby are, approved, ratified and confirmed in all respects.

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